OrthoPediatrics Corp. Announces Preliminary Unaudited Financial Highlights for the Fourth Quarter & Full Year 2023 Issues 2024 financial guidance WARSAW, Ind., January 8, 2024 -- OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, today announced preliminary unaudited net revenue for the fourth quarter and full year ended December 31, 2023, and issued 2024 financial guidance. During the fourth quarter of 2023 the Company helped nearly 20,000 children and since inception the Company has now helped over 710,000 children. Including Boston O&P, the combined organizations have helped more than 1 million kids. Preliminary unaudited fourth quarter 2023 net revenue is expected to be $37.6 million, representing growth of 21% compared to $31.0 million in the fourth quarter of 2022. Preliminary domestic fourth quarter net revenue is expected to be $28.3 million, representing 24% growth compared to the prior year period, and international net revenue is expected to be $9.3 million, representing 13% growth compared to the prior year period. Preliminary unaudited full year 2023 net revenue is expected to be $148.7 million, representing growth of 22% compared to $122.3 million in 2022. Preliminary full year domestic net revenue is expected to be $111.0 million, representing 20% annual growth and international net revenue is expected to be $37.7 million, representing 26% annual growth. “Despite historically high rates of respiratory illness in the back half of the fourth quarter, we produced strong revenue growth of 21%, reflecting continued commercial and operational execution,” commented David Bailey, President & CEO of OrthoPediatrics. “OrthoPediatrics remains in its strongest strategic position of all time, supported by an expanding user base, robust product portfolio, recent acquisitions, and a growing international presence.” Post closing of the Boston O&P acquisition on January 5, 2024, OrthoPediatrics cash and restricted cash balance is approximately $60 million. OrthoPediatrics entered into a new credit agreement with MidCap Financial, consisting of term loan and revolving loan. The term loan provides up to $30 million of capital and the revolving loan provides up to an additional $50 million, for a total consideration of $80 million. In advance of the acquisition, OrthoPediatrics drew an initial $10 million from the term loan. 2024 Financial Guidance OrthoPediatrics projects 2024 revenue to be in the range of $197 million to $200 million, including revenue contribution from Boston O&P and representing 32% to 34% growth compared to full year 2023 preliminary unaudited net revenue. The acquisition is expected to be accretive to OrthoPediatrics adjusted EBITDA in 2024 and accretive to revenue growth in 2025, following the completion of integration activities. Boston O&P’s recent annual historical revenue is approximately $25 million. Boston O&P was a customer of OrthoPediatrics, purchasing the MD Orthopedics clubfoot specialty brace as well as a supplier to OrthoPediatrics, manufacturing the recently launched DF2 brace.

The Company plans to release its fourth quarter and full year 2023 financial results and provide additional commentary on its financial outlook in March. The quarterly and annual preliminary unaudited net revenue estimates for 2023 included in this press release are prior to the completion of review and audit procedures by the Company’s independent registered public accounting firm and are therefore subject to adjustment. Forward-Looking Statements This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws, including the statements regarding OrthoPediatrics’ preliminary net revenue for the fourth quarter ended December 31, 2023, and other statements identified by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential," "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others: the risks related to COVID-19, the continued impact such pandemic may have on the demand for our products, and our ability to respond to the related challenges; and the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 1, 2023 as updated and supplemented by our other SEC reports filed from time to time. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws. About OrthoPediatrics Corp. Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 70 systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 70 countries outside the United States. For more information, please visit www.orthopediatrics.com. Investor Contact Philip Taylor Gilmartin Group philip@gilmartinir.com 415-937-5406